EXHIBIT 3(i).3

                  Articles of Amendment of SHP
                    ARTICLES OF AMENDMENT OF
                SPECIALIZED HEALTH PRODUCTS, INC.

     The undersigned, being the duly elected President of Specialized Health Products, Inc., a Utah corporation (the "Corporation"), pursuant to Section 16-10a-1001 et seq. of the Utah Revised Business Corporation Act, executes the following Articles of Amendment (the "Articles of Amendment") to the Articles of Incorporation for the Corporation as filed with the Division of Corporations and Commercial Code of Utah on the 19th day of November, 1993 (the "Articles of Incorporation").

  ARTICLE FIRST

     Amendment: Without altering or amending any other provision of the Articles of Incorporation, Article Forth of the Articles of Incorporation is hereby amended to read in its entirety as follows:

     Stock: The total number of authorized shares of the Corporation shall be 1,500,000, which shall be divided into three classes designated as follows: 1,000,000 of Common Stock having no par value; 250,000 shares of Preferred Stock having a par value of $3.50 per share; and 250,000 shares of Preference Stock having a par value of $1.50 per share. Any unissued shares of the Corporation may be used, allotted and sold from time to time in such amounts and for such consideration as may be lawfully determined by the board of directors.

     Voting Rights and Limitations: Except as otherwise required by statute, all voting rights of the Corporation shall be vested in and exercised exclusively by the holders of the Common and Preferred Stock, as a single voting group, with each share of Common Stock being entitled to one vote and each share of Preferred Stock being entitled to one vote. The holders of the Preference Stock shall not be entitled to vote upon the election of directors or upon any other matters affecting the management or affairs of the Corporation, except: (1) such matters as to which they shall at the time be indefeasibly vested by statute with such right to vote, (2) upon the failure of the Corporation to pay the required dividend (discussed infra), or (3) upon the failure of the Corporation to redeem the Preference Stock prior to the Redemption Date (defined infra). If the holders of the Preference Shares are entitled to vote each Preference Share shall be entitled to one vote, and the classes of stock shall vote as a single voting group.


     Preferences and Relative Rights of Shares: The holders of the Preference Stock shall be entitled to receive, out of any funds of the Corporation at the time legally available for the declaration of dividends, dividends at the rate of 9% per annum of the par value of such Preference Stock, payable in cash annually, or at such intervals as the board of directors may from time to time determine, when and as declared by the board of directors. Dividends on the Preference Stock shall accrue from the date of issuance of such shares and shall accrue from day to day, whether or not earned or declared. Such dividends shall be payable before any dividends shall be declared or paid upon or set apart from the other classes of outstanding stock and shall be cumulative, such that if in any year or years dividends upon the outstanding Preference Stock at the rate of 9% per annum of the par value thereof shall not have been paid thereon or declared or set apart therefor in full, the amount of the deficiency shall be fully paid or declared and set apart for payment (but without interest) before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon, or set apart for, the other classes of stock.

     In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Preference Stock and Preferred Stock shall be entitled to receive out of the net assets of the Corporation (whether such assets are capital or surplus of any nature) an amount equal to the par value of such Preference Stock and Preferred Stock (the "Par Value Payment"). If the assets thus distributed among the holders of the Preference Stock and Preferred Stock shall be insufficient to permit the payment of the full preferential amounts to all holders of the Preference Stock and Preferred Stock, then the entire assets of the Corporation available for distribution shall be distributed ratably among the Preference and Preferred Shareholders.

     If upon any such liquidation, dissolution, or winding up of the Corporation there are assets remaining after the Par Value Payment, the Preference Shareholders shall receive an additional amount equal to the dividends unpaid and accumulated thereon as provided in this Article to the date of such distribution, whether or not earned or declared (the "Dividend Payment"), before any additional amounts or assets are distributed to the shareholders.

     If upon any such liquidation, dissolution, or winding up of the Corporation there are assets remaining in the Corporation after the Par Value Payment and Dividend Payment, then the holders of any shares of any class of stock shall receive, ratably, all of the remaining assets of the Corporation.

     A consolidation or merger of the Corporation with or into another Corporation or Corporations shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation for purposes of this Article.

     Redemption Rights: The Corporation, no later than December 31, 1995 (the "Redemption Date"), applicable law permitting, shall redeem the issued and outstanding shares of Preference Stock by paying in cash therefor, an amount equal to the par value of such shares to be redeemed plus an additional amount equal to the dividends unpaid and accumulated thereon as provided in this Article to the date fixed for redemption, whether or not earned or declared and no more. In case of the redemption of only a part of the issued and outstanding shares of Preference Stock prior to the Redemption Date, the Corporation shall designate by lot, in such manner as the board of directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Unless such partial redemption is pro rata, less than all of the Preference Stock at any time outstanding may not be redeemed until (1) all outstanding shares have been paid for all past dividend periods, and (2) full dividends for the then current dividend period on all Preference Stock (other than shares to be redeemed) shall have been paid or declared and the full amount thereof set apart for payment.

     Public Offering: If the Corporation makes a public offering of stock, or becomes a publicly quoted company, the Preferred Stock will convert into Common Stock, each share of outstanding Preferred Stock being converted into one share of Common Stock.

  ARTICLE SECOND

     Amendment: Without altering or amending any other provision of the Articles of Incorporation, Article Fifth of the Articles of Incorporation is hereby amended to read in its entirety as follows:

     Pre-emptive Rights: The shareholders shall have no pre-emptive rights to acquire additional shares of the Corporation.

  ARTICLE THIRD

     Amendment: Without altering or amending any other provision of the Articles of Incorporation, Article Tenth of the Articles of Incorporation is hereby amended to read in its entirety as follows:

     Directors: The maximum number of directors constituting the board of directors of the Corporation is eight. The minimum number of directors constituting the board of directors of the Corporation is three.

  ARTICLE FOURTH

     Date of the Adoption of the Amendment: The Articles of Amendment were adopted by a majority of the shareholders of the Corporation in conformity with the procedures of the Utah Revised Business Corporation Act by written consent of the shareholders dated April 8, 1994.
  ARTICLE FIFTH

     Vote: Three shares of capital stock of the Corporation were issued and outstanding as of the date of adoption of the Articles of Amendment. All shares of capital stock were entitled to vote as a single class on the Adoption of the Articles of Amendment. The Articles of Amendment were approved and adopted by the shareholders of the Corporation by written consent as follows:

          For              Against

          3 shares            0 shares

     In WITNESS WHEREOF, the undersigned executes these Articles of Amendment and certifies to the truth of the facts herein stated this 8th day of April, 1994.



                                  /s/ David A. Robinson
                              ----------------------------
                              David A. Robinson, President